Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Celestica Inc.:

We consent to the use of our report dated February 28, 2025, on the consolidated financial statements of Celestica Inc. (the “Entity”), which comprise the consolidated balance sheets as of December 31, 2024 and December 31, 2023, the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2024, and the related notes, and our report dated February 28, 2025 on the effectiveness of the Entity’s internal control over financial reporting as of December 31, 2024, which are incorporated by reference in this Registration Statement on Form S-8 of the Entity and are included in the Entity’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the United States Securities and Exchange Commission on March 3, 2025.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

July 29, 2025

Toronto, Canada